Exhibit 10.1

EXECUTION VERSION

SERIES A PREFERRED STOCK REPURCHASE AND EXCHANGE AGREEMENT

THIS REPURCHASE AND EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of February, 2021, by and among Eastman Kodak Company, a New Jersey corporation (the “Company”), Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited, and Deseret Mutual Pension Trust (each a “Holder” and collectively, the “Holders”), and Southeastern Asset Management, Inc. (“Southeastern”).

RECITALS

WHEREAS, the Holders desire to sell to the Company, and the Company desires to repurchase and accept from the Holders, in the aggregate, 1,000,000 shares of the Company’s 5.50% Series A Convertible Preferred Stock (the “Series A Preferred Stock”) held by such Holders individually in the amounts identified on Exhibit A subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the parties hereto intend to effect a further transaction by which the Holders will transfer and deliver to the Company all of the remaining 1,000,000 shares of the Series A Preferred Stock not repurchased by the Company (the “Remaining Series A Preferred Stock”) held by each such Holder as identified on Exhibit B in exchange for shares of the 4.0% Series B Convertible Preferred Stock having the terms set forth with respect thereto in the Series B Certificate of Designations (the “Series B Preferred Stock”) on a one-for-one basis (the “Share Exchange”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the Company and the Holders hereby agree as follows:

1. Repurchase. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing (as defined below), each Holder identified on Exhibit A, severally and not jointly, agrees to sell, assign, convey, transfer and deliver to the Company, and the Company agrees to repurchase and accept from each such Holder, the shares of the Series A Preferred Stock (which total number of Series A Preferred Stock held by each such Holder to be repurchased by the Company in accordance with this Agreement is set forth opposite such Holder’s name on Exhibit A), free and clear of any Liens, for a cash amount per share of the Series A Preferred Stock equal to the Closing Per Share Price (the “Series A Repurchase”). The aggregate cash amount equal to the product of (a) the Closing Per Share Price, multiplied by (b) one million (1,000,000) is referred to in this Agreement as the “Purchase Price.”

2. Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants contained herein, effective at the Closing, the Company hereby exchanges, transfers and delivers to each Holder identified on Exhibit B, and each Holder identified on Exhibit B hereby acquires from the Company, the shares of the Series B Preferred Stock in exchange for, on a one-for-one basis, each share of Remaining Series A Preferred Stock set forth opposite such Holder’s name on Exhibit B.

3. Closing.

a. Time of Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at 10:00 a.m. New York time, as soon as reasonably practicable (which may be the date hereof) after the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction) are satisfied or waived, or at such other date, time and place as the Company and the Holders mutually agree in writing (the “Closing Date”).

b. Deliveries at Closing.

i. By Each Holder. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Holder shall deliver or cause to be delivered to the Company:

1. by DWAC, the shares of the Series A Preferred Stock held by DTC on behalf of each such Holder as set forth opposite each such Holder’s name on Exhibit A to be repurchased by the Company, free and clear of all Liens, to an account designated in writing by the Company;

2. by DWAC, the shares of the Remaining Series A Preferred Stock held by DTC on behalf of each such Holder as set forth opposite each such Holder’s name on Exhibit B to be exchanged for shares of the Series B Preferred Stock on a one-for-one basis, free and clear of all Liens, to an account designated in writing by the Company; and

3. an executed cross receipt with respect to (a) such Holder’s receipt of (i) its respective portion of the Purchase Price, and (ii) its respective portion of the Series B Preferred Stock as contemplated by Section 3(b)(ii)(2), and (b) the Company’s receipt of the shares of the Series A Preferred Stock as contemplated by Section 3(b)(i)(1) and the shares of the Remaining Series A Preferred Stock as contemplated by Section 3(b)(i)(2).

ii. By the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall deliver to each Holder:

1. cash, in an amount equal to the number of shares of Series A Preferred Stock set forth opposite the name of such Holder on Exhibit A multiplied by the Closing Per Share Price, by wire transfer of immediately available funds, pursuant to instructions given to the Company by such Holder in writing prior to the Closing Date;

2. the shares of the Series B Preferred Stock, in certificated form and registered in the names of the applicable Holder or its custodian or nominee as previously specified to the Company, exchanged in accordance with Section 2 for the Remaining Series A Preferred Stock held by such Holder as set forth opposite the name of such Holder on Exhibit B; provided that, at the Closing, the Company shall deliver electronic copies of such certificates in PDF format to the parties identified on Exhibit C hereto, and the physical certificates representing such shares may be delivered to each Holder or its custodian at the addresses previously specified to the Company within five (5) Business Days after the Closing;

3. cash, in an amount equal to the accrued and unpaid dividends on the Remaining Series A Preferred Stock held by each Holder as set forth opposite the name of such Holder on Exhibit B, by wire transfer of immediately available funds, pursuant to instructions given to the Company by such Holder in writing prior to the Closing Date;

4. evidence of the filing of the Series B Certificate of Designations with the New Jersey Department of Treasury;

5. the certificates referred to in Sections 7(a)(v) and 7(a)(vi) below; and

6. an executed cross receipt with respect to (a) the Holders’ receipt of (i) their respective portion of the Purchase Price, and (ii) their respective portion of the Series B Preferred Stock as contemplated by Section 3(b)(ii)(2), and (b) the Company’s receipt of the shares of the Series A Preferred Stock as contemplated by Section 3(b)(i)(1) and the shares of the Remaining Series A Preferred Stock as contemplated by Section 3(b)(i)(2).

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Holders that:

a. Organization. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has full power and capacity to enter into this Agreement and perform it obligations hereunder.

b. Capitalization. Immediately prior to the Closing, the authorized capital of the Company consists of 500,000,000 shares of Common Stock and 60,000,000 shares of Preferred Stock (the “Preferred Stock”). As of February 22, 2021, there were 77,364,845 shares of Common Stock issued and outstanding. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds approximately 711,791 shares of Common Stock in its treasury. As of the Closing, 2,000,000 shares of Preferred Stock have been designated Series A Preferred Stock, all of which are issued and outstanding prior to the Closing; 1,000,000 shares of Preferred Stock have been designated Series B Preferred Stock, none of which is issued and outstanding prior to the Closing; and 1,435,000 shares of Preferred Stock have been designated as Series C Preferred Stock none of which is issued and outstanding prior to the Closing. As of the Closing, no other series of Preferred Stock have been designated. The rights, privileges and preferences of the Preferred Stock are as stated in the Certificate of Incorporation, including all amendments thereto, and as provided by the New Jersey Business Corporation Law. The Company holds no Preferred Stock in its treasury.

c. Authorization.

i. All corporate action required to be taken by the Board of Directors of the Company (the “Board of Directors”) and shareholders in order to authorize the Company to enter into this Agreement and approve the Series A Repurchase and the Share Exchange, including the issuance of the Series B Preferred Stock at Closing, has been taken or will be taken prior to the Closing. All corporate action required to be taken by the Board of Directors and shareholders in order to issue the Common Stock issuable upon conversion of the Series B Preferred Stock has been taken or will be taken prior to Closing. All action on the part of the officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the Closing has been taken or will be taken prior to the Closing.

ii. This Agreement, when or as executed and delivered by the Company, shall and does constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Bankruptcy and Equity Exception”).

d. Valid Issuance of Shares.

i. The Series B Preferred Stock, when issued, exchanged and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all Liens other than any liens or encumbrances created by or imposed by the Holders.

ii. Assuming the accuracy of the representations of the Holders in Section 5, and subject to the filings described in Section 4(e), below, the Series B Preferred Stock will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Series B Preferred Stock has been or will be duly reserved for issuance, and upon issuance in accordance with the terms of the Certificate of Incorporation, will be validly issued, fully paid and nonassessable and free and clear of all Liens other than any liens or encumbrances created by or imposed by the Holders.

iii. Assuming the accuracy of the representations of the Holders in Section 5, and subject to the filings described in Section 4(e), below, the Common Stock issuable upon conversion of the Series B Preferred Stock will be issued in compliance with all applicable federal and state securities laws.

iv. No Person has any right to purchase any of the Series B Preferred Stock being issued in accordance with this Agreement under the Company’s governing instruments or any contract, agreement or arrangement to which the Company is a party.

e. Governmental Consents and Filings. Assuming the accuracy of the representations made by the Holders in Section 5, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Company in connection with the Series A Repurchase and the Share Exchange, except for (i) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” laws and (ii) compliance with any applicable rules of the New York Stock Exchange.

f. Compliance. The Company is not in violation or default (i) of any provisions of the Certificate of Incorporation or the Fourth Amended and Restated By-laws of the Company (the “Bylaws”), (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, except, in the case of clauses (ii), (iii) and (iv) above, for any such violation that would not have a material adverse effect on the ability of the Company to timely consummate the transactions contemplated by this Agreement (the “Transactions”). The execution, delivery and performance of this Agreement and the consummation of the Transactions will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement, or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any permit or license applicable to the Company, except as would not, individually or in the aggregate, have a material adverse effect on the ability of the Company to timely consummate the Transactions.

g. No Additional Representations. Except for the representations and warranties made by the Company in this Section 4, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or any subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to the Holders, or any of their Affiliates or Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its subsidiaries or their respective businesses, or (ii) any oral or written information presented to the Holders or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company or the negotiation of this Agreement.

5. Representations and Warranties of the Holders. Each Holder hereby represents and warrants to the Company, severally and not jointly, that:

a. Organization. Such Holder is duly formed and validly existing and in good standing under the Laws of its jurisdiction of formation and has full power and capacity to enter into this Agreement and perform it obligations hereunder.

b. Authorization. This Agreement, when executed and delivered by such Holder, will constitute valid and legally binding obligations of such Holder, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

c. Ownership of Series A Preferred Stock and Remaining Series A Preferred Stock. The shares of Series A Preferred Stock and Remaining Series A Preferred Stock owned by each such Holder as set forth opposite such Holder’s name on Exhibit A and Exhibit B, respectively, are beneficially owned by each such Holder , free and clear of all Liens.

d. Registered Securities. Each Holder understand that the shares of Series B Preferred Stock it is acquiring pursuant to this Agreement are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such Series B Preferred Stock may be resold or otherwise transferred without registration under the Securities Act only in certain limited circumstances. In the absence of any effective registration statement covering the Series B Preferred Stock or an available exemption from registration under the Securities Act, the Series B Preferred Stock must be held indefinitely.

e. Legends. The Company may place appropriate and customary legends on the shares of the Series B Preferred Stock (and the Common Stock issuable upon conversion or pursuant to the terms thereof) held by each Holder setting forth the restrictions referred to in this Section 5 and any restrictions appropriate for compliance with U.S. federal securities Laws. Each Holder agrees with the Company that, other than to take into account any changes in applicable securities Laws, each share of the Series B Preferred Stock held by such Holder on the Closing Date may be notated with one or all of the following legends:

i. “THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THE CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.”

ii. Any legend required by the securities laws of any state to the extent such laws are applicable to the shares of the Series B Preferred Stock represented by the certificate, instrument, or book entry so legended.

f. Disclosure of Information. Such Holder has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the Series A Repurchase and the Share Exchange with the Company’s management. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 4 or the right of such Holder to rely thereon.

g. Regulatory Approvals. No notices, reports or other filings are required to be made by such Holder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Holder from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by such Holder or the consummation of the Closing, except (a) for compliance with any applicable requirements of the Exchange Act, or (b) where the failure to so make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Closing.

h. No Additional Representation; Access to Information.

i. Each Holder acknowledges and agrees that except as expressly set forth in Section 4, the Company is not making and has not made any representation or warranty, express or implied, at Law or in equity, with respect to this Agreement, the Company, the Series A Preferred Stock (and the Common Stock issuable upon conversion or pursuant to the terms thereof), the Series B Preferred Stock (and the Common Stock issuable upon conversion or pursuant to the terms thereof), any other securities of the Company or the businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects of the Company or any information provided or made available to such Holder in connection therewith (including any forecasts, projections, estimates or budgets), the Transactions or the accuracy, completeness or adequacy of any publicly available information regarding the Company and its Affiliates, including any warranty with respect to merchantability or fitness for any particular purpose, and all other representations or warranties are hereby expressly disclaimed.

ii. Each Holder has relied solely on its own independent investigation in evaluating the Company and the value of the Series A Preferred Stock (and the Common Stock issuable upon conversion or pursuant to the terms thereof) and the Series B Preferred Stock (and the Common Stock issuable upon conversion or pursuant to the terms thereof) in determining to proceed with the Transactions and has not relied on any assertions made by the Company or its affiliates or any person acting on their behalf. Each Holder understands the disadvantage to which it is subject on account of the disparity of information as between the Company and the Holders with respect to the business and financial performance of the Company. Each Holder has access to all information that it believes to be necessary, sufficient or appropriate in connection with the Transactions. Each Holder has undertaken such independent investigation of the Company as in its judgment is appropriate to make an informed decision with respect to the Transactions, and has made its own decision to consummate the Transactions based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it has deemed necessary and without reliance on any express or implied representation or warranty of the Company (except as expressly set forth herein). Each Holder understands that the Company has and may come into possession of material non-public information with respect to the Company not known to the Holders, including, without limitation, information with respect to the Company’s financial performance for the year ended December 31, 2020. Each Holder acknowledges that any such material non-public information not known to it may impact the value of the Company, the Series A Preferred Stock (and the Common Stock issuable upon conversion or pursuant to the terms thereof) and the Series B Preferred Stock (and the Common Stock issuable upon conversion or pursuant to the terms thereof) or may otherwise be material to such Holder’s decision to enter into this Agreement and to consummate the Transactions. Each Holder acknowledges that it is proceeding with the Transactions knowingly and voluntarily, without access to or the benefit of such information. Each Holder hereby waives any right to rescind or invalidate the repurchase and exchange of the Series A Preferred Stock (and the Common Stock issuable upon conversion or pursuant to the terms thereof) or the issuance of the Series B Preferred Stock (and the Common Stock issuable upon conversion or pursuant to the terms thereof) or to seek any damages or remuneration from the Company based on the Company’s possession of any information regarding the Company or the lack of possession of any information regarding the Company by each Holder.

6. Additional Agreements.

a. Registration Statement. The Company shall use its commercially reasonable efforts to register the resale of the Common Stock issuable upon the conversion of the Series B Preferred Stock within six (6) months following the Closing, including, without limitation, by filing a new registration statement, a post-effective amendment to an existing registration statement or a prospectus supplement under an existing registration statement. From and after the Closing, the Registration Rights Agreement shall remain in full force and effect and the shares of Common Stock issuable upon the conversion of the Series B Preferred Stock shall constitute the Registrable Securities thereunder.

b. DTC Eligibility. The Company agrees to cooperate in good faith and use commercially reasonable efforts to (i) work with the Holders to take any actions reasonably necessary to cause the shares of the Series B Preferred Stock to be deposited in book-entry form by or on behalf of the Company and registered in the name of Cede & Co., as nominee of DTC and (ii) facilitate eligibility of the shares of the Series B Preferred Stock for clearance and settlement through DTC, in each case, within sixty (60) days after the Closing Date (or such later date as the Holders shall reasonably agree). Prior to such time, the shares of the Series B Preferred Stock will be evidenced in the form of certificates in the name of the initial Holders.

7. Closing Conditions.

a. Conditions to the Holders’ Obligations at Closing. The obligations of the Holders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by the Holders:

i. No Prohibition. No Order (whether temporary, preliminary or permanent) of a Governmental Entity of competent jurisdiction or other applicable Law shall be in effect which makes illegal, restrains, enjoins or otherwise prohibits or prevents the Closing.

ii. Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale or exchange of the Series A Preferred Stock and Series B Preferred Stock pursuant to this Agreement shall have been obtained and be effective as of the Closing.

iii. Representations and Warranties of the Company. The representations of the warranties of the Company set forth in Section 4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date.

iv. Performance. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

v. Compliance Certificate. The Company shall have delivered to the Holders a certificate of a duly authorized officer of the Company certifying that the conditions specified in Sections 7(a)(i)-(iv) have been fulfilled.

vi. Secretary’s Certificate. The Secretary of the Company shall have delivered to the Holders a certificate certifying (A) the Certificate of Incorporation, including the Series B Certificate of Designations, (B) the Bylaws, (C) the resolutions of the Board of Directors approving the Series A Repurchase and the Share Exchange.

b. Conditions to the Company’s Obligations at Closing. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by the Company:

i. Other Financing. Prior to or concurrently with the Closing, the Company shall have closed on debt financing sufficient to pay in full the Purchase Price.

ii. No Prohibition. No Order (whether temporary, preliminary or permanent) of a Governmental Entity of competent jurisdiction or other applicable Law shall be in effect which makes illegal, restrains, enjoins or otherwise prohibits or prevents the Closing.

iii. Qualifications. All authorizations, approvals or permits, if any, of any Governmental Entity that are required in connection with the lawful issuance and sale or exchange of the Series A Preferred Stock and Series B Preferred Stock pursuant to this Agreement shall have been obtained and effective as of the Closing.

iv. Representations and Warranties of the Holders. The representations of the warranties of the Holders set forth in Section 5 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date.

v. Performance. The Holders shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Holders on or before the Closing.

8. Costs. Each party to this Agreement shall bear its respective costs and expenses in connection with the transactions contemplated by this Agreement.

9. Definitions.

a. “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

b. “Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as amended as of the date hereof and after giving effect to the filing of the Series B Certificate of Designations.

c. “Closing Per Share Price” means the quotient of (a) the aggregate Liquidation Preference of the 1,000,000 shares of the Series A Preferred Stock to be repurchased by the Company pursuant to this Agreement, plus all accrued and unpaid dividends on such 1,000,000 shares of the Series A Preferred Stock through the Closing Date, divided by (b) 1,000,000.

d. “Common Stock” means the Company’s Common Stock, par value $0.01 per share.

e. “DTC” means the Depository Trust Company or any successor thereto.

f. “DWAC” means a deposit/withdrawal at custodian.

g. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

h. “Governmental Entity” means any: (i) federal, state, local, municipal, foreign or other government; (ii) governmental, quasi-governmental, supranational or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); or (iii) self-regulatory organization (including the New York Stock Exchange).

i. “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

j. “Lien” means any lien, charge, pledge, mortgage, easement, hypothecation, usufruct, deed of trust, security interest, claim or other encumbrance, other than, in each case, restrictions on transfer arising solely under applicable federal and state securities Laws.

k. “Liquidation Preference” means the Liquidation Preference of the Series A Preferred Stock as such term is defined in the Certificate of Incorporation.

l. “Order” means any judgment, order, decision, writ, injunction, decree, stipulation or legal or arbitration award of, or promulgated or issued by, any Governmental Entity.

m. “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

n. “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of November 15, 2016, between the Company, the Holders and Southeastern.

o. “Representative” means, with respect to any Person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person.

p. “Registrable Securities” has the meaning assigned to it in the Registration Rights Agreement.

q. “SEC” means the U.S. Securities and Exchange Commission.

r. “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

s. “Series B Certificate of Designations” means the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Company in substantially the form of Exhibit D hereto.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Company, the Holders and Southeastern have executed this Agreement as of the date first written above.

COMPANY:

EASTMAN KODAK COMPANY

By:	/s/ David E. Bullwinkle

Name:	David E. Bullwinkle

Title:	Chief Financial Officer and Senior Vice President

SOUTHEASTERN ASSET MANAGEMENT, INC.

By:	/s/ Andrew R. McCarroll

Name:	Andrew R. McCarroll

Title:	General Counsel

HOLDERS:

LONGLEAF PARTNERS SMALL-CAP FUND

By:	SOUTHEASTERN ASSET MANAGEMENT, INC.
Acting as Investment Counsel

By:	/s/ Andrew R. McCarroll

Name:	Andrew R. McCarroll

Title:	General Counsel

C2W PARTNERS MASTER FUND LIMITED

By:	SOUTHEASTERN ASSET MANAGEMENT, INC.
Acting as Investment Advisor

By:	/s/ Andrew R. McCarroll

Name:	Andrew R. McCarroll

Title:	General Counsel

DESERET MUTUAL PENSION TRUST

By:	SOUTHEASTERN ASSET MANAGEMENT, INC.
Acting as Investment Adviser

By:	/s/ Andrew R. McCarroll

Name:	Andrew R. McCarroll

Title:	General Counse